Exhibit 99.1

For Immediate Release

Ruth’s Hospitality Group, Inc. Reports Fourth Quarter and

Fiscal Year 2019 Financial Results

– Fourth Quarter GAAP Diluted EPS of $0.50 –

– Fiscal Year GAAP Diluted EPS of $1.44 –

– Company Announces 15% Increase in Quarterly Dividend to $0.15 per Share –

WINTER PARK, Fla.—(BUSINESS WIRE)—February 21, 2020—Ruth’s Hospitality Group, Inc. (the “Company”) (NASDAQ: RUTH) today reported unaudited financial results for its fourth quarter and fiscal year ended December 29, 2019.

Highlights for the fourth quarter of 2019 were as follows:

•	Total revenues in the fourth quarter of 2019 increased 6.2% to $135.0 million, compared to $127.2 million in the fourth quarter of 2018.
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Net income in the fourth quarter of 2019 decreased 2.7% to $14.5 million, or $0.50 per diluted share, compared to net income of $14.9 million, or $0.49 per diluted share, in the fourth quarter of 2018.

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Net income in the fourth quarter of 2019 included $0.1 million in acquisition-related expenses associated with the previously completed acquisition of the three restaurants from our Philadelphia and Long Island franchisee, and $0.4 million in closure costs associated with accelerating the closure of a restaurant in Washington, DC.  Net income in the fourth quarter of 2018 included $0.3 million in acquisition-related expenses associated with the acquisition of the six restaurants from our Hawaiian franchisee.

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Excluding these adjustments, as well as the results from discontinued operations and certain discrete income tax items, non-GAAP diluted earnings per common share were $0.52 in the fourth quarter of 2019, compared to $0.50 in the fourth quarter of 2018. The Company believes that non-GAAP diluted earnings per common share provides a useful alternative measure of financial performance to improve comparability of diluted earnings per common share between periods. Investors are advised to see the attached Reconciliation of Non-GAAP Financial Measure table for additional information.

•	During the fourth quarter of 2019, the Company returned $9.0 million through dividends and share repurchases.

Cheryl Henry, President and Chief Executive Officer of Ruth's Hospitality Group, Inc., stated, “I’m proud of what our team was able to accomplish in both the fourth quarter and the full year of 2019 in the face of a year of record beef prices.  For the full year, we grew revenues and earnings, successfully integrated three new franchise locations into the Company system and opened two new Company-operated restaurants.  We also continued our evolution of the brand through remodels, enhanced experiences and compelling product offerings for our guests.”

Henry added, “In addition, 2019 marked the 10th consecutive year of comparable restaurant sales and earnings growth.  As I look ahead, I am confident that our focus on executing our total return strategy will continue to generate long term value for our shareholders.”

Review of fourth quarter 2019 operating results

Restaurant sales in the fourth quarter of 2019 increased 5.9% to $127.1 million compared to $120.0 million in the fourth quarter of 2018.  Average unit weekly sales were $118.8 thousand in the fourth quarter of 2019, an increase of 0.9% compared to $117.8 thousand in the fourth quarter of 2018.

Company-owned Sales

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Comparable restaurant sales at Company-owned restaurants increased 1.4% compared to the fourth quarter of 2018, which consisted of a 0.5% decrease in traffic, as measured by entrees, and an average check increase of 1.8%.

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83 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the fourth quarter of 2019, compared to 78 Ruth’s Chris Steak House restaurants at the end of the fourth quarter of 2018.  Total operating weeks for the fourth quarter of 2019 increased to 1,070 from 1,019 in the fourth quarter of 2018.

Franchise Income

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Franchise income in the fourth quarter of 2019 was $5.0 million, down 0.8% compared to the fourth quarter of 2018.   The reduction in franchise income was due to a decrease in franchise locations driven by the previously completed acquisition of three restaurants from our Philadelphia and Long Island franchisee.

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73 franchisee-owned restaurants were open at the end of the fourth quarter of 2019 compared to 75 at the end of the fourth quarter of 2018 due to the previously completed acquisition of the three restaurants from our Philadelphia and Long Island franchisee.

Operating Expenses

•	Food and beverage costs, as a percentage of restaurant sales, increased 215 basis points to 29.8% as compared to the fourth quarter of 2018, primarily driven by a 19% increase in total beef costs.
•	Restaurant operating expenses, as a percentage of restaurant sales, increased 45 basis points to 46.2% as compared to the fourth quarter of 2018, primarily due to higher labor and occupancy expenses.
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Marketing and advertising costs, as a percentage of total revenues, decreased 35 basis points to 3.3% as compared to the fourth quarter of 2018.  The decrease as a percentage of total revenues, was primarily driven by the planned shift in marketing tactics across the periods.

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General and administrative expenses, as a percentage of total revenues, decreased 165 basis points to 6.4% as compared to the fourth quarter of 2018.  The decrease as a percentage of total revenues, was primarily driven by cost management initiatives and lower performance-based compensation.

•	Pre-opening costs were $0.9 million in the fourth quarter of 2019, compared to $0.6 million in the fourth quarter of 2018 due to the timing of new restaurant openings.

Highlights for fiscal year 2019 were as follows:

•	Total revenues in 2019 increased 3.5% to $468.0 million, compared to $452.3 million in 2018.
•	Net income in 2019 increased 1.3% to $42.2 million, or $1.44 per diluted share, compared to net income of $41.7 million, or $1.38 per diluted share, in 2018.

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Net income in 2019 included $0.5 million in acquisition-related expenses associated with the acquisition of the three restaurants from our Philadelphia and Long Island franchisee, $0.4 million in closure costs associated with accelerating the closure of a restaurant in Washington, DC and a $0.8 million benefit related to other discrete income tax items. Net income in 2018 included $1.5 million in acquisition-related expenses associated with the acquisition of our Hawaiian franchisee and a $0.7 million benefit related to other discrete income tax items.

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Excluding these adjustments, as well as the results from discontinued operations and certain discrete income tax items, non-GAAP diluted earnings per common share were $1.43 in 2019, compared to $1.39 in 2018. The Company believes that non-GAAP diluted earnings per common share provides a useful alternative measure of financial performance to improve comparability of diluted earnings per common share between periods. Investors are advised to see the attached Reconciliation of Non-GAAP Financial Measure table for additional information.

•	During the year, the Company returned $41.4 million through dividends and share repurchases.

Review of fiscal year 2019 operating results

Restaurant sales in 2019 increased 3.3% to $441.4 million, compared to $427.4 million in 2018.

Company-owned Sales

•	Comparable restaurant sales at Company-owned restaurants increased 0.9% compared to 2018, which consisted of a 0.8% decrease in traffic, as measured by entrees, and an average check increase of 1.7%.
•	Total operating weeks for 2019 increased to 4,139 from 4,027 in 2018. Total operating weeks exclude discontinued operations.

Franchise Income

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Franchise income in 2019 was $17.9 million, down 0.2% compared to 2018.  The reduction in franchise income was due to a decrease in franchise locations driven by the previously completed acquisition of three restaurants from our Philadelphia and Long Island franchisee.

Operating Expenses

•	Food and beverage costs, as a percentage of restaurant sales, increased 80 basis points to 28.9% as compared to 2018, primarily due to an 8.4% increase in total beef costs.
•	Restaurant operating expenses, as a percentage of restaurant sales, increased 40 basis points to 48.6% as compared to 2018, primarily due to wage rate pressure and occupancy related increases.
•	Marketing and advertising costs, as a percentage of total revenues, decreased 40 basis points to 3.3% as compared to 2018, primarily due to the timing of Marketing research investments.
•

General and administrative expenses, as a percentage of total revenues, decreased 85 basis points to 7.4% as compared to 2018, primarily driven by cost management initiatives, decreased franchise acquisition costs and lower performance-based compensation.

•	Pre-opening costs were $1.8 million in 2019, compared to $1.9 million in 2018.

Development Update

During the fourth quarter, the Company opened two new restaurants, one in Columbus, OH and one in Somerville, MA.

For 2020 and 2021 the Company currently expects to open four new restaurants in each year.  For 2020, a restaurant in Washington DC opened earlier this quarter, while Short Hills, NJ and Worcester, MA should open in the third quarter, and Melville, NY in the fourth.  For 2021, the Company currently expects to open new restaurants in Lake Grove, NY, Aventura, FL, Long Beach, CA, and Oklahoma City, OK.

Our franchise partners currently expect to open a new restaurant in Manila, Philippines and relocate another in Chesterfield, MO in 2020.  A new restaurant opening in St. George, UT is currently scheduled for 2021.

Share Repurchase and Debt

During the fourth quarter, the Company repurchased approximately 208 thousand shares for $5.2 million, at an average price of $25.11 per share.  For 2019, the Company has repurchased 1.1 million shares for $25.8 million, at an average price of $22.48 per share.

The Company ended the year with approximately $54.8 million remaining under its new $60 million share repurchase authorization. Since the beginning of 2014, the Company has repurchased an aggregate of 8.6 million shares for approximately $152.5 million under the current and previous share repurchase programs.

At the end of the fourth quarter, the Company had $64 million in debt outstanding under its senior credit facility.

Quarterly Cash Dividend

Subsequent to the end of the quarter, the Company’s Board of Directors approved the payment of a quarterly cash dividend to shareholders of $0.15 per share.  The dividend will be paid on March 20, 2020 to shareholders of record as of the close of business on March 6, 2020 and represents an 15% increase from the quarterly cash dividend paid in March of 2019.

Financial Outlook

Based on current information, Ruth's Hospitality Group, Inc. is providing its fiscal year 2020 outlook based on a 52-week year ending December 27, 2020, as follows:

•	Food and beverage costs of 28% to 30% of restaurant sales,
•	Restaurant operating expenses of 48% to 50% of restaurant sales,
•	Marketing and advertising costs of 3.1% to 3.4% of total revenue,
•	General and administrative expenses of $35 million to $36 million,
•	Pre-opening costs of $3.0 million to $3.5 million,
•	Effective tax rate of 17% to 19%,

•	Capital expenditures of $43 million to $45 million, which contributes to depreciation expense of $23 million to $25 million,
•	Fully diluted shares outstanding of 28.8 million to 29.3 million (exclusive of any future share repurchases under the Company's share repurchase program.)

The foregoing statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer you to the “Cautionary Note Regarding Forward-Looking Statements” section in this earnings press release and to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact our financial outlook and our future operating results and financial condition.

Conference Call

The Company will host a conference call to discuss fourth quarter and fiscal year 2020 financial results today at 8:30 AM Eastern Time.  Hosting the call will be Cheryl Henry, President and Chief Executive Officer, and Arne G. Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 201-689-8470. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the password is 13698522. The replay will be available until Friday, February 28, 2020. The call will also be webcast live from the Company's website at www.rhgi.com under the Investor Relations section.

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 150 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants, to make reservations, or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. Forward-looking statements frequently are identified by the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “targeting,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Similarly, statements herein that describe the Company’s objectives, plans or goals, including with respect to new restaurant openings and acquisitions, capital expenditures, strategy, financial outlook, our effective tax rate and the impact of healthcare inflation and recent accounting pronouncements, also are forward-looking statements. Actual results could differ materially from those projected, implied or anticipated by the Company’s forward-looking statements. Some of the factors that could cause actual results to differ include: reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to income taxes, unclaimed property, Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; the inability to successfully integrate franchisee acquisitions into the Company’s business operations; economic, regulatory and other limitations on the Company’s ability to pursue new restaurant openings and other organic growth opportunities; a material failure, interruption or security breach of the Company’s information technology network; the Company’s indemnification obligations in connection with its sale of the Mitchell’s Restaurants; the Company’s ability to protect its name and logo and other proprietary information; an impairment in the financial statement carrying value of our goodwill, other intangible assets or property; the impact of litigation; the restrictions imposed by the Company’s credit agreement; and changes in, or the discontinuation of, the Company’s quarterly cash dividend payments or share repurchase program. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2018, which is available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. You should not assume that material events subsequent to the date of this press release have not occurred.

Unless the context otherwise indicates, all references in this report to the “Company,” “Ruth’s,” “we,” “us”, “our” or similar words are to Ruth’s Hospitality Group, Inc. and its subsidiaries. Ruth’s Hospitality Group, Inc. is a Delaware corporation formerly known as Ruth’s Chris Steak House, Inc., and was founded in 1965.

Investor Relations

Fitzhugh Taylor (203) 682-8261

ftaylor@icrinc.com

RUTH’S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income – Preliminary and Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended		52 Weeks Ended
	December 29,	December 30,	December 29,	December 30,
	2019	2018	2019	2018

Revenues:
Restaurant sales	$127,132	$120,043	$441,361	$427,433
Franchise income	4,972	5,014	17,879	17,919
Other operating income	2,929	2,102	8,786	6,982
Total revenues	135,033	127,159	468,026	452,334
Costs and expenses:
Food and beverage costs	37,909	33,219	127,597	120,112
Restaurant operating expenses	58,740	54,930	214,715	206,258
Marketing and advertising	4,508	4,709	15,432	16,639
General and administrative costs	8,627	10,195	34,643	37,253
Depreciation and amortization expenses	5,901	4,776	21,354	18,538
Pre-opening costs	948	617	1,824	1,875
Total costs and expenses	116,633	108,446	415,565	400,675
Operating income	18,400	18,713	52,461	51,659
Other income (expense):
Interest expense, net	(737)	(486)	(2,197)	(1,739)
Other	82	(42)	115	(73)
Income from continuing operations before income tax expense	17,745	18,185	50,379	49,847
Income tax expense	3,287	3,375	8,173	8,247
Income from continuing operations	14,458	14,810	42,206	41,600
Income from discontinued operations, net of income taxes	-	50	-	80
Net income	$14,458	$14,860	$42,206	$41,680
Basic earnings per common share:
Continuing operations	$0.51	$0.50	$1.46	$1.40
Discontinued operations	-	-	-	0.01
Basic earnings per share	$0.51	$0.50	$1.46	$1.41
Diluted earnings per common share:
Continuing operations	$0.50	$0.49	$1.44	$1.37
Discontinued operations	-	-	-	0.01
Diluted earnings per share	$0.50	$0.49	$1.44	$1.38
Shares used in computing net income per common share:
Basic	28,513,764	29,513,678	28,998,382	29,659,461
Diluted	28,835,275	30,071,992	29,376,980	30,273,841
Dividends declared per common share	$0.13	$0.11	$0.52	$0.44

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding certain items and  results from discontinued operations and certain discrete income tax items. We exclude the impact of the results from discontinued operations, the impact of acquisition related costs and the impact of certain discrete income tax items because these items are not reflective of the ongoing operations of our business.  This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP financial measure is presented as supplemental information and not as an alternative to diluted earnings per share as calculated in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measure – Unaudited

(Amounts in thousands, except share data)

	13 Weeks Ended		52 Weeks Ended
	December 29,	December 30,	December 29,	December 30,
	2019	2018	2019	2018
GAAP Net income	$14,458	$14,860	$42,206	$41,680
GAAP Income tax expense	3,287	3,375	8,173	8,247
GAAP Income from discontinued operations	-	(50)	-	(80)
GAAP Income from continuing operations before income tax expense	17,745	18,185	50,379	49,847
Adjustments:
Franchisee acquisition costs	124	250	536	1,525
Restaurant closure costs	374	-	374	-
Adjusted net income from continuing operations before income taxes	18,243	18,435	51,289	51,372
Adjusted income tax expense (1)	(3,411)	(3,436)	(8,400)	(8,621)
Impact of excluding certain discrete income tax items	36	-	(849)	(711)
Non-GAAP net income	$14,868	$14,999	$42,040	$42,040

GAAP diluted earnings per common share	$0.50	$0.49	$1.44	$1.38

Non-GAAP diluted earnings per common share	$0.52	$0.50	$1.43	$1.39

Weighted-average number of common shares outstanding - diluted	28,835,275	30,071,992	29,376,980	30,273,841

(1) Adjusted income tax is calculated by multiplying the Non-GAAP adjustments by our marginal federal and state income tax rates and adding or subtracting the result to/from our GAAP income tax expense.